 Exhibit 11

Group Code of Business Conduct and Ethics

Contents
1.		Definitions	4
2.		Introduction	5
	(a)	Individual Responsibility	6
	(b)	Senior Management Responsibility	6
3.		Honest and Ethical Conduct	6
4.		Legal Compliance	7
5.		Government Investigations	7
6.		Insider Trading	8
7.		Market Misconduct	8
8.		Certain Laws	8
	8.1	Antitrust	8
	8.2	International Business Laws	9
	8.3	Environmental Laws	9
9.		Conflicts of Interest	9
	(a)	Outside Business Activities and Directorships	11
10.		Treatment with Fairness and Respect	11
11.		Corporate Opportunities	12
12.		Maintenance of Corporate Books, Records, Documents and Accounts; Financial Integrity; Public Reporting	12
13.		Fair Dealing	13
14.		Anti-Bribery	14
15.		Gifts and Entertainment	14
16.		Electronic Communications and Internet Use	15
	16.4	Privacy Expectations & Right to Monitor	16
	16.5	Acceptable Use of Social Media	16
	16.6	Solicitations, Distributions and Posting of Materials	17
17.		Protection and Proper Use of Company Assets	17
18.		Confidentiality	18
19.		Media/Public Discussions	18
20.		Waivers	19
21.		Compliance Standards and Procedures	19
	21.1	Compliance Resources	19
	21.2	Clarifying Questions and Concerns; Reporting Possible Violations	19
22.		Dissemination and Amendment	20
23.		Certification	20

© 2020. Diginex Limited. All rights reserved.

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© 2020. Diginex Limited. All rights reserved. No part of this Policy may be reproduced, distributed, or transmitted in any form or by any means, including photocopying, recording, or other electronic or mechanical methods, without the prior written permission of Diginex Limited

This Policy is for internal use only and may contain sensitive information. It must not be printed and removed from Diginex premises.

This Policy must not be shared with any external party without the prior permission from the Chief Legal Officer or Chief Compliance Officer or their appointed representative.

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1.	Definitions

Board: The board of directors of Diginex

Code: This Code of Business Conduct and Ethics

Confidential Information: Information in whatever form (whether or not recorded in documentary form) and wherever located relating to the business, customers, products, affairs, and finances of Diginex, including trade secrets, technical data, and know-how relating to the business of Diginex, whether or not such information is marked confidential. Confidential Information includes (without limitation) all non-public information that is either developed by or for the benefit of Diginex, and which pertains to the business, clients, customers, counterparties, shareholders, employees, policies, procedures, financial condition, earnings, prospects or trade secrets of Diginex. Confidential Information shall also include, without limitation, any work product developed by Staff, either singularly or jointly with any other person(s) that is based on, or incorporates, Confidential Information.

Conflict of Interest, “CoI”: A situation where one or more persons or entities have competing interests and the serving of one interest may involve detriment or disadvantage to another. Conflict of interest occurs when a private interest (including the interest of a Family Member) interferes, or even appears to interfere, with the interests of Diginex Clients or Diginex. A conflict of interest can arise when Staff (or Family Member of Staff) take actions or have interests that may make it difficult to perform their work objectively and effectively. Conflicts of interest also arise when Staff (or a Family Member of Staff) receive improper personal benefits as a result of their position in Diginex,

Diginex, “We”, “we”, “Our”, “our”: All companies, including subsidiaries and joint ventures, over which Diginex is able to exercise control, either directly or indirectly, with respect to policies and procedures.

Family Member, Family: Any of the following:

1.	a spouse, civil partner, domestic partner of a Staff member; or

2.	children or stepchildren, parent or parent-in-law, sibling or sibling-in-law, grandparent, aunt, uncle, nephew, and niece of a Staff member; or

3.	any other relative currently living with a Staff member or whose assets the Staff member controls.

Market Misconduct: The deliberate attempt to interfere with the operation of the market. This includes, but is not limited to:

1.	insider dealing;

2.	false trading;

3.	price rigging;

4.	disclosure of information about prohibited transactions;

5.	disclosure of false or misleading information inducing transactions;

6.	market manipulation.

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Material Non-Public Information, “MNPI”: A form of Confidential Information that is also known as inside Information. This includes all information which is not generally or publicly available, related to one or more issuers of securities and would likely (if known to the market) have a material impact on the price of the securities concerned, i.e. any information that an investor would likely consider important in deciding whether to buy, sell or hold securities or that could affect the market price of the securities. Examples include, but are not limited to:

●	acquisitions or divestitures;
●	actual or estimated financial results or change in dividends;
●	capital raises;
●	earnings estimates or changes in previously released earnings estimates;
●	extraordinary management developments;
●	liquidation problems;
●	major changes in business strategies;
●	obtaining or losing significant contracts;
●	possible mergers;
●	significant discoveries or product developments;
●	threatened major litigation or related developments; and
●	unpublished reports or models.

SEC: The US Securities and Exchange Commission. The mission of the SEC is to protect investors; maintain fair, orderly, and efficient markets; and facilitate capital formation.

Senior Management: Staff who are responsible for, or have significant influence over, the direction and day-to-day management of Diginex, including all management positions in the two levels below the Diginex Board.

Staff, “You”, “you”, “Your”, “your”: All Diginex directors, officers, agents, employees, temporary workers, interns, consultants, contractors or any other person who is employed by or otherwise works for or on behalf of Diginex, regardless of the duration of their employment contract or other type of relationship.

2.	Introduction

2.1	Diginex is committed to maintaining the highest standards of business conduct and ethics. This Code reflects the business practices and principles of behaviour that support this commitment.

2.2	Diginex expects every Staff member to read and understand the Code and its application to the performance of his or her business responsibilities. This Code applies to Staff, including the Board.

2.3	Officers, directors and other supervisors are expected to develop in Staff a sense of commitment to the spirit, as well as the letter, of the Code. Supervisors are also expected to ensure that all agents and contractors conform to Code standards when working for or on behalf of Diginex.

2.4	This Code supersedes all other codes of conduct, policies, procedures, instructions, practices, rules or written or verbal representations to the extent that they are inconsistent with this Code. However, nothing in this Code otherwise alters the at-will employment policy of Diginex, provided that the terms of the respective employment contracts are complied with.

2.5	Diginex is committed to continuously reviewing and updating its policies and procedures. This Code, therefore, is subject to modification.

2.6	This Code cannot possibly describe every practice or principle related to honest and ethical conduct. The Code addresses conduct that is particularly important to proper dealings with the people and entities with which Diginex interacts, but reflects only a part of Diginex’s commitment.

2.7	From time to time Diginex may adopt additional policies and procedures with which Staff are expected to comply, if applicable to them. However, it is the responsibility of each Staff member to apply common sense, together with his or her own highest personal ethical standards, in making business decisions where there is no stated guideline in the Code.

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2.8	Actions by your Family Members also may potentially result in ethical issues to the extent that they involve Diginex’s business. For example, acceptance of inappropriate gifts by a Family Member from one of Diginex’s suppliers could create a Conflict of Interest and result in a Code violation attributable to you. Consequently, in complying with the Code, you should consider not only your own conduct, but also that of your Family Members.

2.9	You should not hesitate to ask questions about whether any conduct may violate the Code, voice concerns or clarify areas of uncertainty. Paragraph 21 details the compliance resources available to you. In addition, you should be alert to possible violations of the Code by others and report suspected violations, without any fear of any form of retaliation, as further described in paragraph 21.

2.10	Violations of the Code will not be tolerated. Depending on the nature of the violation and the history of the Staff member concerned, disciplinary action may range from a warning or reprimand up to and including termination of employment and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution.

2.11	Any supervisor, manager or officer who directs, approves, or condones infractions of this Code, or has knowledge of them and does not report them and correct them, may be subject to the same disciplinary action.

(a)	Individual Responsibility

(i)	You are individually responsible for exercising good judgement and applying high ethical standards to your work.

(ii)	You must observe the spirit and letter of the laws, regulations, market requirements, Diginex’s internal policies, procedures and standards of good market practice in each jurisdiction around the world where you conduct business and projects.

(b)	Senior Management Responsibility

(i)	The Senior Management, Business Heads, Project leaders and their delegates (collectively “Managers”) are expected to lead by example and be a positive role model in fostering a culture with integrity. Managers are responsible for the activities of the staff member under their supervision.

(ii)	All Managers must ensure that they are clear as to the scope of their management responsibilities and take all reasonable steps to ensure that the activities of the staff under their supervision comply with all relevant Diginex policies and procedures as well as applicable rules and regulations, including, but not limited to, those referred to in this Code.

(iii)	Managers are expected to proactively oversee the conduct and activities of their staff members, and it is not sufficient to rely on the support functions of Diginex to identify areas of potential concern.

(iv)	Managers are fully responsible for the day-to-day activities and conduct of the staff that they manage or supervise. Supervision and performance appraisal of their staff should include adherence to this Code, Diginex Policies, Procedures and all trainings assigned by Diginex.

(v)	Managers may be held liable, by Diginex and/or relevant regulatory bodies, if they fail to adequately supervise the relevant staff members.

3.	Honest and Ethical Conduct

3.1	It is the policy of Diginex to promote high standards of integrity by conducting Diginex’s affairs in an honest and ethical manner. The integrity and reputation of Diginex depends on the honesty, fairness and integrity brought to the job by each person associated with Diginex. Unyielding personal integrity is the foundation of corporate integrity.

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3.2	In conducting any business activities, you must act with due skill, care and diligence, in the best interests of our clients and the integrity of the market. The Chief Executive Officer and Senior Management will employ necessary resources and procedures for the proper performance of Diginex’s business activities.

4.	Legal Compliance

4.1	Obeying the law, both in letter and in spirit, is the foundation of this Code. Diginex’s success depends upon each Staff member operating within legal guidelines and cooperating with local, national and international authorities.

4.2	Diginex expects Staff to understand the legal and regulatory requirements applicable to their business units and areas of responsibility. While Diginex does not expect you to memorise every detail of these laws, rules and regulations, Diginex wants you to be able to determine when to seek advice from others.

4.3	If you do have a question in the area of legal compliance, it is important that you not hesitate to seek answers from your supervisor, the Chief Legal Officer or the Chief Compliance Officer (as further described in paragraph 21 below).

4.4	Disregard of the law will not be tolerated. Violation of domestic or foreign laws, rules and regulations may subject an individual, as well as Diginex, to civil and/or criminal penalties.

4.5	You should be aware that conduct and records, including emails, are subject to internal and external audits, and to discovery by third parties in the event of a government investigation or civil litigation. It is in everyone’s best interests to know and comply with Diginex’s legal and ethical obligations.

4.6	In case of a conflict between this Code and any local laws or regulations, including rules of professional conduct, the local laws and regulations will prevail.

5.	Government Investigations

5.1	It is Diginex’s policy to cooperate with government investigations and give government investigators the full measure of assistance to which they are entitled, consistent with the safeguards that the law has established for the benefit of persons under investigation. Such persons should have the opportunity to be adequately represented in such investigations by legal counsel.

5.2	This Code sets forth the standards that Staff should follow if such person is contacted by a government investigator or law enforcement official.

5.3	If a government investigator or agency contacts a Staff member seeking information or access to Diginex’s records or facilities, such person should politely inform the investigator or agency that Diginex’s policy is generally one of cooperation, but that such person must obtain clearance from the Chief Legal Officer or Chief Compliance Officer before furnishing such information or access, unless management has established written policies relating to the agency and type of inspection that is being requested.

5.4	If Staff are approached at home or at work by a government regulatory official or law enforcement officer investigating Diginex, its operations or business practices, the employee may request that any interview take place at an office or another location away from the Staff member’s home. Employees should also know that no government official or law enforcement officer can require the employee to give information without the opportunity to consult with an attorney.

5.5	Under no circumstances should a Staff member lie or make any misleading statements to any government investigator or law enforcement official, attempt or cause any other employee or any other person to fail to provide information to any government investigator, or provide any false or misleading information.

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5.6	If a Staff member obtains information that would lead the Staff member to believe that a government investigation is underway, or if a Staff member is contacted by any government regulatory or law enforcement official regarding Diginex, the Staff member should immediately contact the Chief Legal Officer or Chief Compliance Officer.

6.	Insider Trading

6.1	Staff who have Confidential Information are not permitted to use or share that information for purposes of trading in Diginex’s securities or for any other purpose except to conduct Diginex’s business.

6.2	All MNPI about Diginex or about companies with which Diginex does business is considered Confidential Information.

6.3	To use MNPI in connection with buying or selling securities, including “tipping” others who might make an investment decision on the basis of this information, is not only unethical, it is illegal. Staff must exercise the utmost care when handling material inside information. Diginex has adopted a Group Insider Trading Policy that every Staff member should carefully review.

7.	Market Misconduct

7.1	Staff must not engage in Market Misconduct which refers to the intentional effort to interfere with the free and fair operation of the financial market. For example, spreading rumours about a price sensitive event can manipulate prices of an investment, or trading with agreed persons to create a false impression that an investment is in greater supply or demand than it is.

8.	Certain Laws

8.1	Antitrust

(a)	Antitrust laws are designed to protect the competitive process. These laws are based on the premise that the public interest is best served by vigorous competition and will suffer from illegal agreements or collusion among competitors. Antitrust laws generally prohibit:

(i)	agreements, formal or informal, with competitors that harm competition or customers, including price fixing and allocations of customers, territories or contracts;

(ii)	agreements, formal or informal, that establish or fix the price at which a customer may resell a product; and

(iii)	the acquisition or maintenance of a monopoly or attempted monopoly through anticompetitive conduct.

(b)	Certain kinds of information, such as pricing, should not be exchanged with competitors, regardless of how innocent or casual the exchange may be and regardless of the setting, whether business or social.

(c)	Antitrust laws impose severe penalties for certain types of violations, including criminal penalties and potential fines and damages of millions of dollars. Understanding the requirements of antitrust and unfair competition laws of the various jurisdictions where Diginex does business can be difficult, and you are urged to seek assistance from your supervisor or the Chief Legal Officer or Chief Compliance Officer (as further described in paragraph 21 below) whenever you have a question relating to these laws.

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8.2	International Business Laws

(a)	Our Staff are expected to comply with the applicable laws in all countries to which they travel, in which they operate and where Diginex otherwise does business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries.

(b)	The fact that in some countries certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for non-compliance.

(c)	If you have a question as to whether an activity is restricted or prohibited, seek assistance before taking any action, including giving any verbal assurances that might be regulated by international laws.

8.3	Environmental Laws

(a)	Diginex expects Staff to comply with all applicable environmental laws.

9.	Conflicts of Interest

9.1	Diginex respects the rights of Diginex Staff to manage their personal affairs and investments and does not wish to impinge on their personal lives. At the same time, Staff must avoid Conflicts of Interest that occur when their personal interests may interfere in any way with the performance of their duties or the best interests of Diginex.

9.2	A conflicting personal interest could result from an expectation of personal gain now or in the future or from a need to satisfy a prior or concurrent personal obligation.

9.3	Diginex expects Staff to be free from influences that conflict with the best interests of Diginex or might deprive Diginex of their undivided loyalty in business dealings.

9.4	Even the appearance of a Conflict of Interest where none actually exists can be damaging and should be avoided. Whether or not a Conflict of Interest exists or will exist can be unclear. Conflicts of Interest are prohibited unless specifically authorized as described below.

9.5	If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an director of Diginex or member of the Board, you should discuss the matter with your supervisor or the Chief Legal Officer or Chief Compliance Officer (as further described in paragraph 21 below).

9.6	Supervisors may not authorize conflict of interest matters without first seeking the approval of the Chief Legal Officer or Chief Compliance Officer and providing the Chief Legal Officer or Chief Compliance Officer with a written description of the activity.

9.7	If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Chief Legal Officer or Chief Compliance Officer. Directors and members of the Board may seek authorization from the Board. Factors that may be considered in evaluating a potential Conflict of Interest are, among others:

(a)	whether it may interfere with the Staff member’s job performance, responsibilities or morale;

(b)	whether the Staff member has access to confidential information;

(c)	whether it may interfere with the job performance, responsibilities or morale of others within the organization;

(d)	any potential adverse or beneficial impact on Diginex’s business;

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(e)	any potential adverse or beneficial impact on Diginex’s relationships with Diginex’s customers or suppliers or other service providers;

(f)	whether it would enhance or support a competitor’s position;

(g)	the extent to which it would result in financial or other benefit (direct or indirect) to the Staff member;

(h)	the extent to which it would result in financial or other benefit (direct or indirect) to one of Diginex’s customers, suppliers or other service providers; and

(i)	the extent to which it would appear improper to an outside observer.

9.8	Although no list can include every possible situation in which a Conflict of Interest could arise, the following are examples of situations that may, depending on the facts and circumstances, involve Conflicts of Interests:

(a)	Employment by (including consulting for) or service on the board of directors of a competitor, customer or supplier or other service provider. Activity that enhances or supports the position of a competitor to the detriment of Diginex is prohibited, including employment by or service on the board of a competitor. Employment by or service on the board of directors of a customer or supplier or other service provider is generally discouraged and you must seek authorization in advance if you plan to take such a position.

(b)	Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business or competes with Diginex. In addition to the factors described above, persons evaluating ownership in other entities for conflicts of interest will consider: the size and nature of the investment; the nature of the relationship between the other entity and Diginex; the Staff member’s access to Confidential Information; and the Staff member’s ability to influence Diginex’s decisions. If you would like to acquire a financial interest of that kind, you must seek approval in advance. It is not considered a conflict of interest for a Staff member to make investments with a total value of no more than five percent (5%) of their annual compensation in competitors’, customers’, or vendors’ stock that is listed on a national or international securities exchange.

(c)	Soliciting or accepting gifts, favours, loans or preferential treatment from any person or entity that does business or seeks to do business with Diginex. See paragraph 15 for further discussion of the issues involved in this type of conflict.

(d)	Soliciting contributions to any charity or for any political candidate from any person or entity that does business or seeks to do business with Diginex.

(e)	Taking personal advantage of corporate opportunities. See paragraph 11 for further discussion of the issues involved in this type of conflict.

(f)	Moonlighting without permission.

(g)	Conducting Diginex’s business transactions with your Family Member or a business in which you have a significant financial interest. Material related-party transactions involving any executive officer or director, 5% shareholder or member of their respective immediate families are subject to Diginex’s Related Party Transactions Policy and Procedures.

(h)	Exercising supervisory or other authority on behalf of Diginex over a co-worker who is also a Family Member. The Staff member’s supervisor and/or the Chief Legal Officer or Chief Compliance Officer will consult with the Head of Human Resources to assess the advisability of reassignment, who will seek approval from Diginex’s Chief Executive Officer for such assignment.

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9.9	Loans to, or guarantees of obligations of, Staff or their Family Members by Diginex could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law, and applicable law requires that the Board approve all loans and guarantees to Staff. As a result, all loans and guarantees by Diginex must be approved in advance by the Board.

(a)	Outside Business Activities and Directorships

(i)	You are expected to put your role at Diginex ahead of other business opportunities, employments, not-for-profit activities or government services.

(ii)	Upon joining Diginex, you should fully disclose all of your outside business interests and directorships. You may be required to resign from such positions at the request of the Chief Compliance Officer, as appropriate. Please use template FRMKYE - Outside Interests and Directiorships Declaration, available on the Compliance Confluence web site.

(iii)	Before engaging in any outside business activities (paid or unpaid) or has any outside business interests, including but not limited to directorships, you must obtain a prior written approval of your line manager and Chief Compliance Officer. Please use template FRMKYE - Outside Interests and Directiorships Declaration, available on the Compliance Confluence web site.

(iv)	No one may approve their own outside business activities and directorship.

(v)	Should there be any changes (e.g. change in nature) after approval has been sought and granted, staff should notify Compliance and sought re-approval, if required.

(vi)	Licensed staff are required to separately notify the relevant regulator of any directorships within the stipulated time period. Please contact the Chief Legal Officer or Chief Compliance Officer for details.

(vii)	The declaration of outside business interests, employment and directorship should be completed on an annual basis, using template FRMKYE - Outside Interests and Directiorships Declaration, available on the Compliance Confluence web site.

10.	Treatment with Fairness and Respect

10.1	You are critical to the success of Diginex, and Diginex’s policy is to treat you with fairness and respect.

10.2	Diginex is an equal opportunity employer. Diginex does not tolerate discrimination against applicants or Staff based on race, religion, gender, age, marital status, national origin, sexual orientation, citizenship status or other protected characteristics or disability.

10.3	Diginex prohibits discrimination in decisions concerning recruitment, hiring, compensation, benefits, training, termination, promotions or any other condition of employment or career development.

10.4	Diginex is committed to providing a work environment that is free from discrimination and/or harassment. Diginex will not tolerate the use of discriminatory slurs; unwelcome, unsolicited sexual advances or harassment; or any other remarks, jokes or conduct that create or foster an offensive or hostile work environment.

10.5	Each person, at every level of the organization, must act with respect toward customers, co-workers and outside firms.

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11.	Corporate Opportunities

11.1	You may not take personal advantage of opportunities for Diginex that are presented to you or discovered by you as a result of your position with Diginex or through your use of corporate property or information, unless authorized by your supervisor, the Chief Legal Officer or Chief Compliance Officer or the Board.

11.2	Even opportunities that are acquired privately by you may be questionable if they are related to Diginex’s existing or proposed lines of business.

11.3	Participation in an investment or outside business opportunity that is directly related to Diginex’s lines of business must be pre-approved by the Chief Legal Officer or Chief Compliance Officer. You may not use your position with Diginex or corporate property or information for improper personal gain, nor should you compete with Diginex in any way.

12.	Maintenance of Corporate Books, Records, Documents and Accounts; Financial Integrity; Public Reporting

12.1	The integrity of Diginex’s records and public disclosure depends upon the validity, accuracy and completeness of the information supporting the entries to Diginex’s books of account. Therefore, Diginex’s corporate and business records should be completed accurately and honestly.

12.2	The making of false or misleading entries, whether they relate to financial results or otherwise, is strictly prohibited. Diginex’s records serve as a basis for managing its business and are important in meeting its obligations to customers, suppliers, creditors, Staff and others with whom Diginex does business. As a result, it is important that Diginex’s books, records and accounts accurately and fairly reflect, in reasonable detail, Diginex’s assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. Diginex requires that:

(a)	no entry be made in Diginex’s books and records that intentionally hides or disguises the nature of any transaction or of any of Diginex’s liabilities, or misclassifies any transactions as to accounts or accounting periods;

(b)	transactions be supported by appropriate documentation;

(c)	the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in Diginex’s books and records;

(d)	Staff comply with Diginex’s system of internal controls; and

(e)	no cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund.

12.3	Diginex’s accounting records are also relied upon to produce reports for its management, stockholders and creditors, as well as governmental agencies. In particular, Diginex relies upon its accounting and other business and corporate records in preparing periodic and current reports that it files with the SEC. Securities laws require that these reports provide full, fair, accurate, timely and understandable disclosure and fairly present Diginex’s financial condition and results of operations.

(a)	Staff who collect, provide or analyse information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that Diginex’s financial disclosure is accurate and transparent and that Diginex’s reports contain all of the information about Diginex that would be important to enable stockholders and potential investors to assess the soundness and risks of Diginex’s business and finances and the quality and integrity of Diginex’s accounting and disclosures.

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(b)	Such Staff must cooperate fully with Diginex’s accounting and internal audit departments, as well as Diginex’s independent public accountants and counsel. Each person must promptly report any information he or she may have concerning

(i)	significant deficiencies in the design or operation of internal and/or disclosure controls that could adversely affect Diginex’s ability to record, process, summarize and report financial data or

(ii)	any fraud that involves management or other Staff who have a significant role in Diginex’s financial reporting, disclosures or internal controls.

12.4	In addition to the foregoing, the Chief Executive Officer and Chief Financial Officer of Diginex (or persons performing similar functions), and each other person that is involved in the financial reporting of Diginex, must familiarize himself or herself with the disclosure requirements applicable to Diginex as well as the business and financial operations of Diginex. Accordingly, it is the responsibility of such individuals to promptly bring to the attention of the Audit Committee any untrue statement of a material fact and any omission of a material fact of which he or she may become aware pertaining to information that

(a)	affects the disclosures made by Diginex in its public filings; or

(b)	must otherwise be disclosed pursuant to Diginex’s policies and procedures regarding accounting standards and documentation.

12.5	In addition:

(a)	No Staff member may take or authorise any action that would cause Diginex’s financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;

(b)	All Staff must cooperate fully with Diginex’s accounting personnel, as well as Diginex’s independent public accountants and counsel, respond to their questions with candour and provide them with complete and accurate information to help ensure that Diginex’s books and records, as well as Diginex’s reports filed with the SEC, are accurate and complete; and

(c)	No Staff member should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of Diginex’s reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of Diginex’s reports accurate in all material respects.

12.6	Any Staff member who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, a Compliance Officer, the Board or one of the other compliance resources described in paragraph 21.

13.	Fair Dealing

13.1	Diginex strives to outperform its competition fairly and honestly. Advantages over Diginex’s competitors are not to be obtained through unethical or illegal business practices. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present Staff of other companies is prohibited, even if motivated by an intention to advance Diginex’s interests.

13.2	If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult your supervisor, the Chief Legal Officer or Chief Compliance Officer as further described in paragraph 21.

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13.3	You are expected to deal fairly with Diginex’s customers, suppliers, Staff and anyone else with whom you have contact in the course of performing your job.

13.4	Staff involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favours.

13.5	Marketing materials and information presented to customers should be fair, clear, and present a balanced picture with adequate and prominent risk disclosures in compliance with all applicable laws and regulations. Marketing materials must not be misleading, false, biased, misleading or deceptive.

14.	Anti-Bribery

14.1	The United States, Singapore, United Kingdom and many other governments make it illegal to offer or provide, directly or through a third party, anything of value to a foreign government official in order to influence an act, or decision to obtain, retain and/or direct business or to secure an improper advantage of any kind.

14.2	Diginex strictly prohibits all Staff from giving, offering, promising or paying anything of value to government officials directly or indirectly with the purpose of obtaining or retaining business or otherwise securing an improper advantage.

14.3	All Staff must take reasonable steps to ensure that business partners and other third-parties understand that Diginex expects them to act with the same level of honesty and integrity in any activity engaged in for or on behalf of Diginex.

14.4	Commission or fee arrangements may be made only with firms or persons serving as bona fide commercial representatives, agents or consultants. Such arrangements may not be entered into with any firm in which a government official or Staff member is known to have an interest, unless the arrangement is permitted by applicable law and has been specifically approved by the Chief Legal Officer or Chief Compliance Officer.

(a)	All commission and fee arrangements shall be by written contract.

(b)	Any commission or fee must be reasonable and consistent with normal practice for the industry, the merchandise involved, and the services to be rendered.

(c)	Payments may not be made in physical currency.

14.5	The direct or indirect payment of either Diginex’s or private funds to any government official or Staff member in furtherance of Diginex’s business is prohibited, whether or not it is accepted practice in that country.

14.6	Facilitation payments are small amounts paid to secure or expedite the performance of routine government actions. Facilitation payments are a form of bribe. No facilitation payments may be made by anyone in Diginex.

14.7	Diginex may also be responsible for the actions of those acting on our behalf. It is therefore important to select those persons and entities carefully and to ensure that they are properly monitored while doing business for Diginex.

15.	Gifts and Entertainment

15.1	Business gifts and entertainment are meant to create goodwill and sound working relationships and not to gain improper advantage with customers or facilitate approvals from government officials. The exchange, as a normal business courtesy, of meals or reasonable entertainment is a common and acceptable practice as long as it is not extravagant.

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15.2	Unless express permission is received from a supervisor, the Chief Legal Officer or Chief Compliance Officer or the Board, gifts and entertainment cannot be offered, provided or accepted by any Staff member unless consistent with customary business practices and not excessive in value.

15.3	The principle described in paragraph 15.2 applies to Diginex’s transactions everywhere in the world, even where the practice is widely considered “a way of doing business.”

15.4	Staff should not accept gift cards, gift certificates or cash, nor accept any gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties. Diginex’s customers, suppliers and the public at large should know that Staff members’ judgment is not for sale.

15.5	Under the laws of certain governments, giving anything of value to a government official to obtain or retain business or favourable treatment is a criminal act subject to prosecution and conviction. Discuss with your supervisor, the Chief Legal Officer or Chief Compliance Officer any proposed entertainment or gifts if you are uncertain about their appropriateness.

16.	Electronic Communications and Internet Use

16.1	The use of Diginex’s electronic systems, including computers, and all forms of Internet/intranet access, is for company business and for authorised purposes only. Brief and occasional personal use of the electronic mail system or the Internet is acceptable as long as it is not excessive or inappropriate, occurs during personal time (lunch or other breaks), and does not result in expense or harm to Diginex or otherwise violate this Code.

16.2	Use is defined as “excessive” if it interferes with normal job functions, responsiveness, or the ability to perform daily job activities. Electronic communication should not be used to solicit or sell products or services that are unrelated to Diginex’s business; distract, intimidate, or harass co-workers or third parties; or disrupt the workplace.

16.3	The following guidelines have been established for using the Internet, Company-provided mobile (cell) phones and e-mail in an appropriate, ethical, and professional manner:

(a)	Internet, company-provided equipment (e.g., mobile (cell) phone, laptops and computers), and services may not be used for transmitting, retrieving, or storing any communications of a defamatory, discriminatory, harassing or pornographic nature.

(b)	The following actions are not tolerated: using abusive, profane or offensive language; and engaging in any illegal activities, including piracy, cracking, extortion, blackmail, copyright infringement, and unauthorized access of any computers and company-provided equipment such as mobile (cell) phones and laptops.

(c)	Staff may not copy, retrieve, modify or forward copyrighted materials, except with permission or as a single copy to reference only.

(d)	Staff must not use the system in a way that disrupts its use by others.

(e)	Staff should not open suspicious e-mails, pop-ups or downloads. Due to risk of viruses and malware, Staff should not download attachments from unrecognised sources.

(f)	Staff must be aware that the electronic mail messages sent and received using Diginex equipment or Diginex-provided Internet access, including web-based messaging systems used with such systems or access, are not private and are subject to viewing, downloading, inspection, release, and archiving by Diginex officials at all times.

(g)	No Staff may access another Staff member’s computer, computer files, or electronic mail messages without prior authorization from either the Staff member or an appropriate Diginex official.

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(h)	Diginex prohibits the use in the workplace of any type of camera phone, mobile (cell) phone camera, digital camera, video camera, or other form of recording device to record the image or other personal information of another person, if such use would constitute a violation of a civil or criminal statute that protects the person’s right to be free from harassment or from invasion of the person’s right to privacy, or captures confidential or proprietary information of Diginex. Staff may take pictures and make recordings during non-working time in a way that does not violate such civil or criminal statutes. Any suspected incident of fraud or theft should be reported for investigation immediately. Diginex reserves the right to report any illegal use of such devices to appropriate law enforcement authorities.

(i)	Staff should also read the Group IT Security Policy for further guidance on electronic communications and Internet use

16.4	Privacy Expectations & Right to Monitor

(a)	Diginex owns the rights to all data and files in any computer, network, or other information system used in Diginex and to all data and files sent or received using any company system or using Diginex’s access to any computer network, to the extent that such rights are not superseded by applicable laws relating to intellectual property.

(b)	Staff should not expect privacy in any information or activity conducted, sent, performed, or viewed on or with Diginex equipment or Internet access. Staff should assume that whatever they do, type, enter, send, receive, and view on Diginex electronic information systems is electronically stored and subject to inspection, monitoring, evaluation, and Staff use at any time

(c)	Diginex reserves the right to monitor electronic messages (including personal/private/instant messaging systems) and their content, as well as any and all use by Staff of the Internet and of Diginex-provided computing equipment used to create, view, or access electronic messages and Internet content.

(d)	Diginex has the right to inspect any and all files stored in private areas of the network or on individual computers or storage media in order to assure compliance with Diginex policies and state and federal laws. Diginex routinely monitors use of company-supplied technology.

(e)	Inappropriate or illegal use or communications may be subject to disciplinary action up to and including termination of employment.

16.5	Acceptable Use of Social Media

(a)	Use of social media (e.g. Facebook, Twitter, LinkedIn) is a common way of communicating and doing business. Below are guidelines for social media use:

(i)	Staff may not post financial, confidential, sensitive, or proprietary information about Diginex, Staff or applicants.

(ii)	Staff may not post obscenities, slurs or personal attacks that can damage the reputation of Diginex, Staff, or applicants.

(iii)	Certain governments have strict requirements concerning testimonials and endorsements. When posting on social media sites concerning Diginex-related matters, Staff must identify themselves as a Staff member and use the following disclaimer: “The opinions expressed on this site are my own and do not necessarily represent the views of Diginex Limited”. Any such opinions must be accurate and truthful.

(iv)	Diginex may monitor content posted on the Internet. Policy violations may result in discipline up to and including termination of employment.

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(b)	Staff should consult the Group Social Media Policy for further guidance.

16.6	Solicitations, Distributions and Posting of Materials

(a)	Diginex prohibits the solicitation, distribution, and posting of materials on or at Diginex property by any Staff member or non-Staff, except as may be permitted by this Code. The sole exceptions to this Code are charitable and community activities supported by Diginex management and Diginex-sponsored programs related to Diginex’s products and services.

17.	Protection and Proper Use of Company Assets

17.1	All Staff are expected to protect Diginex’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on Diginex’s financial condition and results of operations.

17.2	Diginex’s property, such as office supplies, computer equipment, laboratory supplies and office, manufacturing or laboratory space, is expected to be used only for legitimate business purposes, although incidental personal use may be permitted.

17.3	You may not, however, use Diginex’s corporate name, any brand name or trademark owned or associated with Diginex or any letterhead stationery for any personal purpose.

17.4	The obligation to protect Diginex’s assets includes Diginex’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

17.5	You may not, while acting on behalf of Diginex or while using its computing or communications equipment or facilities, either:

(a)	access the internal computer system (also known as “hacking”) or other resource of another entity without express written authorisation from the entity responsible for operating that resource; or

(b)	commit any unlawful or illegal act, including harassment, libel, fraud, sending of unsolicited bulk email (also known as “spam”) in violation of applicable law, trafficking in contraband of any kind, or espionage.

17.6	If you receive authorisation to access another entity’s internal computer system or other resource, you must make a permanent record of that authorisation so that it may be retrieved for future reference, and you may not exceed the scope of that authorisation.

17.7	Unsolicited bulk email is regulated by law in a number of jurisdictions. If you intend to send unsolicited bulk email to persons outside of Diginex, either while acting on Diginex’s behalf or using Diginex’s computing or communications equipment or facilities, you should contact your supervisor, the Chief Legal Officer or Chief Compliance Officer for approval.

17.8	All data residing on or transmitted through Diginex’s computing and communications facilities, including email and word processing documents, is the property of Diginex and subject to inspection, retention and review by Diginex, with or without a Staff member’s or third party’s knowledge, consent or approval, in accordance with applicable law. Any misuse or suspected misuse of Diginex’s assets must be immediately reported to your supervisor, the Chief Legal Officer or Chief Compliance Officer.

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18.	Confidentiality

18.1	One of Diginex’s most important assets is its Confidential Information. As a Staff member, you may learn of information about Diginex that is confidential and proprietary. You also may learn of information before that information is released to the general public. Staff who have received or have access to confidential information should take care to keep this information confidential.

18.2	In addition, because Diginex interacts with other companies and organisations, there may be times when you learn Confidential Information about other companies before that information has been made available to the public. You must treat this information in the same manner as you are required to treat Diginex’s confidential and proprietary information. There may even be times when you must treat as confidential the fact that Diginex has an interest in, or is involved with, another company.

18.3	You are expected to keep confidential and proprietary information confidential unless and until that information is released to the public through approved channels (usually through a press release, a filing with the SEC or a formal communication from a member of senior management, as further described in Section 20 below).

18.4	Every Staff member has a duty to refrain from disclosing to any person confidential or proprietary information about Diginex or any other company learned in the course of employment with Diginex, until that information is disclosed to the public through approved channels. This policy requires you to refrain from discussing confidential or proprietary information with outsiders and even with other Staff members, unless those fellow Staff members have a legitimate need to know the information in order to perform their job duties. Unauthorized use or distribution of this information could also be illegal and result in civil liability and/or criminal penalties.

18.5	You should also take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, data storage devices and laptop computers, should be stored securely. Unauthorised posting or discussion of any information concerning Diginex’s business, information or prospects on the Internet is prohibited. You may not discuss Diginex’s business, information or prospects in any “chat room,” regardless of whether you use your own name or a pseudonym. Be cautious when discussing sensitive information in public places like elevators, airports, restaurants and “quasi-public” areas within Diginex, such as the reception area.

18.6	All Company e-mails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of Diginex, except where required for legitimate business purposes.

18.7	In addition to the above responsibilities, if you are handling information protected by any privacy policy published by Diginex, then you must handle that information in accordance with the applicable policy.

19.	Media/Public Discussions

19.1	It is Diginex’s policy to disclose material information concerning Diginex to the public only through specific limited channels to avoid inappropriate publicity and to ensure that all those with an interest in Diginex will have equal access to information.

19.2	All inquiries or calls from the press should be referred to the Marketing & Communications Department, and specifically the Chief Marketing Officer or the Marketing Director. The Marketing & Communications Department, will then decide how or who best should respond.

19.3	Unless a specific exception has been made by the Marketing & Communications Department, you are not permitted to speak to the press on behalf of Diginex. You also may not provide any information to the media about Diginex off the record, for background, confidentially or secretly.

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20.	Waivers

20.1	Waivers of the Code may only be granted by the Chairman of the Board; provided, however, that any waiver of the Code for executive officers (including, where required by applicable laws, Diginex’s principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or members of the Board may be granted only by the Board or a committee of the Board.

20.2	Any such waiver of the Code for executive officers or members of the Board, and the reasons for such waiver, will be disclosed as required by applicable laws, rules or securities market regulations.

21.	Compliance Standards and Procedures

21.1	Compliance Resources

(a)	To facilitate compliance with this Code, Diginex has implemented a program of Code awareness, training and review. Diginex has established the position of Chief Legal Officer and Chief Compliance Officer to oversee this program. These Officers are persons to whom you can address any questions or concerns.

(b)	In addition to fielding questions or concerns with respect to potential violations of this Code, the Chief Legal Officer or Chief Compliance Officer are responsible for:

(i)	investigating possible violations of the Code;

(ii)	training new Staff in Code policies;

(iii)	conducting annual training sessions to refresh Staff members’ familiarity with the Code;

(iv)	distributing copies of the Code annually via e-mail to each Staff member with a reminder that each Staff member is responsible for reading, understanding and complying with the Code;

(v)	updating the Code as needed and alerting Staff to any updates, with appropriate approval of the Board, to reflect changes in the law, Diginex’s operations and in recognised best practices, and to reflect Diginex’s experience; and

(vi)	otherwise promoting an atmosphere of responsible and ethical conduct.

(c)	Your most immediate resource for any matter related to the Code is your supervisor. He or she may have the information you need, or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Chief Legal Officer or Chief Compliance Officer. If you are uncomfortable speaking with a Compliance Officer because he or she works in your department or is one of your supervisors, please contact the Chairman of the Corporate Governance and Nominating Committee.

21.2	Clarifying Questions and Concerns; Reporting Possible Violations

(a)	If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor, the Chief Legal Officer or Chief Compliance Officer; even the appearance of impropriety can be very damaging and should be avoided.

(b)	If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility to report it. You are expected to promptly provide a compliance resource with a specific description of the violation that you believe has occurred, including any information you have about the persons involved and the time of the violation. Whether you choose to speak with your supervisor or to the Chief Legal Officer or Chief Compliance Officer, you should do so without fear of any form of retaliation. Diginex will take prompt disciplinary action against any Staff member who retaliates against you, up to and including termination of employment.

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(c)	Staff are encouraged to read the Group Whistleblowing Policy.

(d)	Supervisors must promptly report any complaints or observations of Code violations to the Chief Legal Officer or Chief Compliance Officer. If you believe your supervisor has not taken appropriate action, you should contact the Chief Legal Officer or Chief Compliance Officer directly. The Officers will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances.

(e)	All Staff are expected to cooperate in any internal investigation of misconduct. Neither you nor your supervisor may conduct any preliminary investigation, unless authorised to do so by the Chief Legal Officer or Chief Compliance Officer. Your cooperation in the investigation will be expected.

(f)	As needed, the Chief Legal Officer or Chief Compliance Officer will consult with the Head of Human Resources and, where appropriate, the Chief Executive Officer and/or the Board. It is Diginex’s policy to employ a fair process by which to determine violations of the Code.

(g)	With respect to any complaints or observations of Code violations that may involve accounting, internal accounting controls and auditing concerns, the Chief Legal Officer or Chief Compliance Officer shall promptly inform the Board, and such other persons as the Board determines to be appropriate under the circumstances shall be responsible for supervising and overseeing the inquiry and any investigation that is undertaken.

(h)	If any investigation indicates that a violation of the Code has probably occurred, Diginex will take such action as it believes to be appropriate under the circumstances. If Diginex determines that a Staff member is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution. Appropriate action may also be taken to deter any future Code violations.

22.	Dissemination and Amendment

22.1	This Code will be distributed to each new Staff member upon commencement of his or her employment or other relationship with Diginex and will also be distributed annually. Diginex may amend this Code.

22.2	Diginex will disclose any amendments pertaining to executive officers or directors as required by law or securities market regulations.

23.	Certification

23.1	You should read this Code carefully. Each Staff member designated by the Chief Legal Officer or Chief Compliance Officer based on such Staff member’s role, function and/or seniority at Diginex must promptly certify his or her understanding of, and intent to comply with, this policy by signing the certification attached hereto.

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